Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces
88% Increase in Net Income for Fourth Quarter 2003

     MECHANICSBURG, PENNSYLVANIA — February 4, 2004 — Select Medical Corporation (NYSE: SEM) today announced results for the fourth quarter and year ended December 31, 2003.

     For the fourth quarter ended December 31, 2003, net operating revenues increased 37.0% to $404.8 million compared to $295.4 million for the same quarter, prior year. Income from operations increased 69.3% to $45.6 million compared to $26.9 million for the same quarter, prior year. Net income increased 88.2% to $22.8 million compared to $12.1 million for the same quarter, prior year. Additionally, net income before interest, income taxes and depreciation and amortization (“EBITDA”) increased 69.8% to $57.0 million compared to $33.6 million for the same quarter, prior year. A reconciliation of net income to EBITDA is attached to this release. Earnings per share on a fully diluted basis were $0.21 compared to $0.12 for the same quarter, prior year. This represents a 75.0% increase in fully diluted earnings per share. The earnings per share amounts reflect the 2-for-1 split of Select’s common stock that occurred on December 22, 2003.

     For the year ended December 31, 2003, net operating revenues increased 24.0% to $1,396.8 million compared to $1,126.6 million for the prior year. Income from operations increased 48.1% to $150.2 million compared to $101.4 million for the prior year. Net income increased 68.4% to $74.5 million compared to $44.2 million for the prior year. Additionally, EBITDA increased 46.6% to $183.6 million compared to $125.3 million for the prior year. Earnings per share on a fully diluted basis were $0.72 compared to $0.45 for the prior year. This represents a 60.0% increase in fully diluted earnings per share. The earnings per share amounts reflect the 2-for-1 split of Select’s common stock that occurred on December 22, 2003.

     Rocco A. Ortenzio, Select’s Executive Chairman, stated, “As a result of the Company’s strong performance during 2003, we were pleased to be able to declare a 2-for-1 stock split and begin a cash dividend program. In December, we declared and paid the Company’s first ever quarterly cash dividend of $0.03 per share.”

     “Our cash flow from operations for the quarter was $82 million and for the year was $246 million” commented Robert A. Ortenzio, Select’s President and Chief Executive Officer. He further remarked, “Our business operations staff continue to do an excellent job managing our accounts receivable. Our accounts receivable days outstanding declined to 52 days at December 31, 2003 from 73 days at December 31, 2002.”

Kessler Rehabilitation Corporation Acquisition

     On September 2, 2003, Select completed the acquisition of all the outstanding stock of Kessler Rehabilitation Corporation from the Henry H. Kessler Foundation, Inc. for $228.3 million in cash, and $1.7 million of assumed indebtedness, and liabilities related to the restructuring of its operations. Through its acute medical rehabilitation hospitals and outpatient clinics, Kessler is one of the nation’s leading providers of comprehensive rehabilitation care and physical medicine services. Select has included the operations of Kessler’s four acute medical rehabilitation hospitals and one skilled nursing facility in its Specialty Hospitals segment. Kessler’s outpatient clinics and onsite contract rehabilitation services have been included in Select’s Outpatient Rehabilitation segment. Kessler’s other services, which include sales of home medical equipment, orthotics, prosthetics and infusion/intravenous services and corporate support costs, have been included in Select’s Other category.

Specialty Hospitals

     During the fourth quarter, Select opened two new long-term acute care hospitals. At the end of the quarter, Select operated 79 long-term acute care hospitals and four acute medical rehabilitation hospitals that it acquired through its purchase of Kessler Rehabilitation Corporation. This compares to 72 long-term acute care hospitals operated at December 31, 2002. For the fourth quarter of 2003, net operating revenues increased 52.0% to $256.4 million compared to $168.7 million for the same quarter, prior year. For the hospitals opened before January 1, 2002 and operated by Select throughout both periods, patient days in the fourth quarter increased to 156,756 days and admissions in the fourth quarter increased to 5,742, compared to 155,216 days and 5,369 admissions in the same quarter, prior year. For all of Select’s hospitals, total patient days were 207,280, admissions were 8,520 and net revenue per patient day was $1,218, which includes 24,220 days and 976 admissions at hospitals in their start-up period and 26,304 days and 1,802 admissions at the four hospitals acquired through the acquisition of Kessler Rehabilitation Corporation. “Adjusted EBITDA” (defined for the periods presented as net income before interest, income taxes, depreciation and amortization, equity in earnings from joint ventures and minority interests) for the segment increased 141.3% to $51.7 million compared to $21.4 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 20.2% for the fourth quarter, compared to 12.7% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2002 and operated by Select throughout both periods was 17.9% for the fourth quarter, compared to 14.6% for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.

     For the year ended December 31, 2003, net operating revenues increased 36.5% to $853.7 million compared to $625.2 million for the prior year. For the hospitals opened before January 1, 2002 and operated by Select throughout both periods, patient days for 2003 increased to 623,293 days and admissions for 2003 increased to 22,573, compared to 609,223 days and 20,655 admissions in the prior year. For all of Select’s hospitals, total patient days were 722,231, admissions were 27,620 and net revenue per patient day was $1,173, which includes 63,417 days and 2,663 admissions at hospitals in their start-up period and 35,521 days and 2,384 admissions at the four hospitals acquired through the acquisition of Kessler Rehabilitation Corporation. Additionally, Adjusted EBITDA for the segment increased 106.5% to $146.4 million compared to $70.9 million for the prior year. The Adjusted EBITDA margin for the segment was 17.1% compared to 11.3% for the prior year. The Adjusted EBITDA margin for the hospitals opened before January 1, 2002 and operated by Select throughout both periods increased to 17.1% compared to 12.5% in the prior year.

Outpatient Rehabilitation

     At December 31, 2003, Select operated 790 outpatient clinics. For the fourth quarter of 2003, net operating revenues increased 17.2% to $142.5 million compared to $121.6 million for the same quarter, prior year. Adjusted EBITDA declined 15.3% to $15.2 million compared to $18.0 million for the same quarter, prior year. The Adjusted EBITDA margin declined to 10.7% for the quarter compared to 14.8% in the same quarter, prior year. The decline in the Adjusted EBITDA margin was primarily the result of two factors. First, the clinics acquired from Kessler produced negative margins for the quarter, which was primarily the result of severance expense associated with the termination of Kessler outpatient staff. Second, beginning January 1, 2003, Select purchased and began consolidating a group of clinics that were previously managed, which had the effect of compressing the margin. U.S. based patient visits increased 10.8% to 1,024,814 compared to 924,858 for the same quarter, prior year. Net revenue per visit was $86 compared to $87 for the same quarter, prior year. The decline in the net revenue per visit was the result of the impact of the acquired Kessler clinics.

     For the year ended December 31, 2003, net operating revenues increased 9.1% to $529.3 million compared to $485.1 million for the prior year. Adjusted EBITDA declined 7.6% to $75.0 million compared to $81.1 million for the prior year. The Adjusted EBITDA margin declined to 14.2% compared to 16.7% for the prior year. The decline in the Adjusted EBITDA margin was primarily the result of the impact of the acquired Kessler clinics and the effect of the consolidation of a group of clinics that were previously managed. U.S. based patient visits increased 4.8% to 4,027,768 compared to 3,841,841 for the prior year. Net revenue per visit increased to $87 for the current year compared to $86 for the prior year.

Non-GAAP Financial Measures

     The SEC recently adopted rules regarding the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, which are used in this press release. Historically, Select has defined EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, special charges, loss on early retirement of debt and minority interest, and used this measure to report our consolidated operating results as well as our segment results. Beginning in the second quarter of 2003, Select now refers to this financial measure as Adjusted EBITDA. In order to comply with the new rules, Select now uses EBITDA, defined as net income (loss) before interest, income taxes, and depreciation and amortization, to report consolidated operating results. However, SFAS 131 requires Select to report segment results in a manner consistent with management’s internal reporting of operating results to Select’s chief operating decision maker (as defined under SFAS 131) for purposes of evaluating segment performance. Therefore, since Select uses Adjusted EBITDA to measure performance of its segments for internal reporting purposes, Select has used Adjusted EBITDA to report segment results. The difference between EBITDA and Adjusted EBITDA for the periods presented in this press release result from equity in earnings from joint ventures and minority interests, which are added back to EBITDA in the computation of Adjusted EBITDA.

Business Outlook

     Management confirms the financial objectives previously provided for the quarters and full year of 2004 outlined in Select’s press release dated October 29, 2003. The diluted earnings per share estimates have been subsequently revised to reflect the 2-for-1 split of Select’s common stock that occurred on December 22, 2003. The range of expectations for each period were widened to provide for a 1 cent range in each of the four quarters of 2004. The table below outlines those objectives.

	Qtr Ending	Qtr Ending	Qtr Ending	Qtr Ending	Year Ending
	3/31/04	6/30/04	9/30/04	12/31/04	12/31/04

Net Revenue (in millions)	$395-$405	$405-$415	$400-$410	$420-$430	$1,620-$1,660
Diluted Earnings Per Share	$0.23-$0.24	$0.24-$0.25	$0.21-$0.22	$0.23-$0.24	$0.91-$0.95
Annual EPS Growth					26% - 32%

Conference Call

     The Company will host a conference call regarding the fourth quarter and year-end results and business outlook on Thursday, February 5, 2004, at 11:00am EST. The domestic dial in number for the call is 1-877-692-2086. The international dial in number is 1-973-582-2749. The conference call will be webcast simultaneously at http://www.videonewswire.com/select/020504.

     For those unable to participate in the conference call, a replay will be available until 1:00pm EST, February 12, 2004. The replay number is 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The passcode for the replay will be 4422300. The replay can also be accessed at Select Medical Corporation’s website, http://www.selectmedicalcorp.com.

*    *    *    *    *

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 79 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 790 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1101
ir@selectmedicalcorp.com

I. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Three Months Ended December 31, 2003 and 2002

			%
	2003	2002	Change

Net operating revenues	$404,773	$295,384	37.0%
Costs and expenses:
Cost of services	322,335	241,581	33.4%
Bad debt expense	13,234	9,687	36.6%
General and administrative	12,166	10,080	20.7%
Depreciation and amortization	11,444	7,112	60.9%

Income from operations	45,594	26,924	69.3%
Equity in earnings from joint ventures	490	—	NM
Interest expense, net	(7,556)	(6,534)	15.6%

Income before minority interests, and income taxes	38,528	20,390	89.0%
Minority interests	509	459	10.9%

Income before income taxes	38,019	19,931	90.8%
Income tax expense	15,246	7,832	94.7%

Net income	$22,773	$12,099	88.2%

Diluted earnings per share(1)	$0.21	$0.12	75.0%
Weighted average shares outstanding(1)	107,755	98,256	9.7%

(1)	Adjusted to reflect the 2-for-1 split of common stock that occurred on December 22, 2003

II. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
For the Year Ended December 31, 2003 and 2002

			%
	2003	2002	Change

	(unaudited)
Net operating revenues	$1,396,773	$1,126,559	24.0%
Costs and expenses:
Cost of services	1,115,757	922,553	20.9%
Bad debt expense	51,428	37,318	37.8%
General and administrative	44,417	39,409	12.7%
Depreciation and amortization	34,957	25,836	35.3%

Income from operations	150,214	101,443	48.1%
Equity in earnings from joint ventures	824	—	NM
Interest expense, net	(25,404)	(26,614)	(4.5)%

Income before minority interests, and income taxes	125,634	74,829	67.9%
Minority interests	2,402	2,022	18.8%

Income before income taxes	123,232	72,807	69.3%
Income tax expense	48,761	28,576	70.6%

Net income	$74,471	$44,231	68.4%

Diluted earnings per share(1)	$0.72	$0.45	60.0%
Weighted average shares outstanding(1)	103,991	98,256	5.8%

(1)	Adjusted to reflect the 2-for-1 split of common stock that occurred on December 22, 2003

III. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	December 31,

	2003	2002

	(unaudited)
Assets
Cash	$165,507	$56,062
Accounts receivable, net	230,171	233,105
Current deferred tax asset	61,699	40,125
Other current assets	27,689	17,601

Total current assets	485,066	346,893
Property and equipment, net	174,902	114,707
Intangible assets	388,002	243,731
Other assets	31,028	33,728

Total assets	$1,078,998	$739,059

Liabilities and Stockholders’ Equity
Payables and accruals	$286,419	$186,802
Current portion of long term debt	10,267	29,470

Total current liabilities	296,686	216,272
Long term debt, net of current portion	357,236	230,747
Minority interests	5,901	5,622
Stockholders’ equity	419,175	286,418

Total liabilities and stockholders’ equity	$1,078,998	$739,059

IV. Key Statistics
(unaudited)
For the Three Months Ended December 31, 2003 and 2002

			%
	2003	2002	Change

Specialty Hospitals (a)
Number of hospitals — end of period	83	72	15.3%
Net operating revenues (,000)	$256,437	$168,700	52.0%
Number of patient days	207,280	160,406	29.2%
Number of admissions	8,520	5,573	52.9%
Net revenue per patient day (b)	$1,218	$1,051	15.9%
Adjusted EBITDA (,000)	$51,691	$21,421	141.3%
Adjusted EBITDA margin – all hospitals	20.2%	12.7%	59.1%
Adjusted EBITDA margin – same store hospitals (c)	17.9%	14.6%	22.6%
Outpatient Rehabilitation
Number of clinics — end of period	790	737	7.2%
Net operating revenues (,000)	$142,532	$121,589	17.2%
Number of visits (US)	1,024,814	924,858	10.8%
Revenue per visit (US) (d)	$86	$87	(1.1)%
Adjusted EBITDA (,000)	$15,232	$17,988	(15.3)%
Adjusted EBITDA margin	10.7%	14.8%	(27.7)%

(a)	Specialty Hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened before January 1, 2002 and operated by Select throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract Services revenue.

V. Key Statistics
(unaudited)
For the Year Ended December 31, 2003 and 2002

			%
	2003	2002	Change

Specialty Hospitals (a)
Number of hospitals — end of period	83	72	15.3%
Net operating revenues (,000)	$853,668	$625,238	36.5%
Number of patient days	722,231	619,322	16.6%
Number of admissions	27,620	21,065	31.1%
Net revenue per patient day (b)	$1,173	$1,009	16.3%
Adjusted EBITDA (,000)	$146,367	$70,891	106.5%
Adjusted EBITDA margin – all hospitals	17.1%	11.3%	51.3%
Adjusted EBITDA margin – same store hospitals (c)	17.1%	12.5%	36.8%
Outpatient Rehabilitation
Number of clinics — end of period	790	737	7.2%
Net operating revenues (,000)	$529,262	$485,101	9.1%
Number of visits (US)	4,027,768	3,841,841	4.8%
Revenue per visit (US) (d)	$87	$86	1.2%
Adjusted EBITDA (,000)	$74,988	$81,136	(7.6)%
Adjusted EBITDA margin	14.2%	16.7%	(15.0)%

(a)	Specialty Hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	EBITDA margin — same store hospitals represents the EBITDA margin for those hospitals opened before January 1, 2002 and operated by Select throughout both periods.

(d)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract Services revenue.

VI. Net Income to EBITDA Reconciliation
(in thousands)
(unaudited)
For the Three Months and the Year Ended December 31, 2003 and 2002

The following tables reconcile net income to EBITDA for the Company. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, equity in income from joint ventures and minority interest. Equity in income from joint ventures and minority interest are then deducted from Adjusted EBITDA to derive EBITDA. Select believes that the presentation of EBITDA is important to investors because EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA as presented on a segment basis is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net income	$22,773	$12,099	$74,471	$44,231
Income tax expense	15,246	7,832	48,761	28,576
Interest expense, net	7,556	6,534	25,404	26,614
Depreciation and amortization	11,444	7,112	34,957	25,836

EBITDA	$57,019	$33,577	$183,593	$125,257

Net revenue	$404,773	$295,384	$1,396,773	$1,126,559
EBITDA margin	14.1%	11.4%	13.1%	11.1%

The following table reconciles Adjusted EBITDA to net income. Adjusted EBITDA is used by the Company to report its segment performance in accordance with SFAS No. 131.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net income	$22,773	$12,099	$74,471	$44,231
Income tax expense	15,246	7,832	48,761	28,576
Minority interest	509	459	2,402	2,022
Interest expense, net	7,556	6,534	25,404	26,614
Equity in earnings from joint ventures	(490)	—	(824)	—
Depreciation and amortization	11,444	7,112	34,957	25,836

Adjusted EBITDA	$57,038	$34,036	$185,171	$127,279

Specialty hospitals	$51,691	$21,421	$146,367	$70,891
Outpatient rehabilitation	15,232	17,988	74,988	81,136
Other	(9,885)	(5,373)	(36,184)	(24,748)

Adjusted EBITDA	$57,038	$34,036	$185,171	$127,279

The following tables reconcile specialty hospital same store information.

	Three Months Ended

	December 31, 2003	December 31, 2002

Specialty hospitals net revenue	$256,437	$168,700
Less: Specialty hospitals opened and acquired after 1/1/02	67,031	4,509
Closed specialty hospital	—	1,146

Specialty hospitals same store net revenue	$189,406	$163,045

Specialty hospitals Adjusted EBITDA	$51,691	$21,421
Less: Specialty hospitals opened and acquired after 1/1/02	17,638	(2,387)
Closed specialty hospital	221	(73)

Specialty hospitals same store Adjusted EBITDA	$33,832	$23,881

All specialty hospitals Adjusted EBITDA margin	20.2%	12.7%
Specialty hospitals same store Adjusted EBITDA margin	17.9%	14.6%

	For the Year Ended

	December 31, 2003	December 31, 2002

Specialty hospitals net revenue	$853,668	$625,238
Less: Specialty hospitals opened and acquired after 1/1/02	125,332	6,480
Closed specialty hospital	1,537	4,636

Specialty hospitals same store net revenue	$726,799	$614,122

Specialty hospitals Adjusted EBITDA	$146,367	$70,891
Less: Specialty hospitals opened and acquired after 1/1/02	22,134	(5,829)
Closed specialty hospital	206	143

Specialty hospitals same store Adjusted EBITDA	$124,027	$76,577

All specialty hospitals Adjusted EBITDA margin	17.1%	11.3%
Specialty hospitals same store Adjusted EBITDA margin	17.1%	12.5%